ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

Procedure Creation Date: 05- 31- 2006
Procedures Reviewed as of : 03-03-2008; 10-06-2009 10-01-2010 09-27-2011 09-11-2013
Procedures Revised as of: 03-03-2008; 10-06-2009; 09-11-2013
Regulatory Rules: 204A-1 under the Investment Advisors Act of 1940 and 17j-1 under the Investment Company Act of 1940

Introduction

WHEREAS, Arrow Investment Advisors, LLC (the “Advisor”) is a registered investment adviser under the Investment Advisers Act of 1940 and provides investment advisory services to investment companies; and

WHEREAS, Archer Distributors, LLC (the “Distributor”) is a registered broker-dealer under the Securities Exchange Act of 1934 and serves as distributor of shares of investment companies;

WHEREAS, the Arrow Funds (the “Trust”) is an open-ended management investment company consisting of separate Series, registered under the Investment Company Act of 1940; and

WHEREAS, certain Series of the Trust (the “Funds”) are advised by the Adviser and the Distributor distributes shares of the Funds; and

WHEREAS, the Advisor and the Distributor have adopted this Code of Ethics (the “Code”) pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). Rules 204A-1 and 17j-1 are collectively referred to as the “SEC Rules.”

WHEREAS, the Board of Trustees (“Board”) has received a certification from the Adviser that he procedures contained in the following Code of Ethics (the “Code”) and the rules and procedures adopted thereunder (the “Procedures”) are reasonably necessary to prevent access persons from violating the Code and Procedures, it is

RESOLVED, that the Board of the Funds hereby adopt the following Code pursuant to the provisions of Rule 17j-1 under the 1940 Act, as amended.

Certain provisions of the Code apply only to Access Persons while other provisions apply to Supervised Persons, as both terms are defined in Section 2.1 Please note that every Access Person is a Supervised Person, but not every Supervised Person is an Access Person.

1 The Code may also apply to independent contractors who perform services for the Advisor that relate to client trading activities or have access to information about client trades. The Chief Compliance Officer will determine on a case-by-case basis which independent contractors will be subject to the Code. The Chief Compliance Officer will inform such contractors of their obligations under the Code and will monitor their compliance with the Code. # 196086 v. 3

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

The Code is based on the principle that all Supervised Persons owe a fiduciary duty to the Advisor’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

Please direct any questions about the Code to Patrick Bassett, the Chief Compliance Officer.

All capitalized terms are defined in Section 2.

1.	Code of Conduct Governing Personal Securities Transactions

The personal trading activities of all Supervised Persons must be conducted in a manner to avoid actual or potential conflicts of interest with the Advisor’s clients. No Supervised Person may use his or her position with the Advisor or any investment opportunities he or she learns of because of his or her position with the Advisor to the detriment of the Advisor’s clients. Supervised Persons are not permitted to front-run any securities transaction of a client, or to scalp by making recommendations for clients with the intent of personally profiting from personal holdings of transactions in the same or related securities.

Even if not specifically prohibited by the Code, certain personal trading activities may create or appear to create conflicts of interest. If a Supervised Person has any doubt whether a personal trade would create a conflict of interest, the Supervised Person should consult the Chief Compliance Officer before trading. The Chief Compliance Officer’s determination as to whether a particular personal trading activity is permitted shall be conclusive. If the Chief Compliance Officer determines that a particular personal trading activity is not permitted, the Supervised Person must terminate the activity immediately. Failure to comply with the Chief Compliance Officer’s determination may result in sanctions from the Advisor’s Management Committee to the offending party, up to and including termination of employment.

Unless prohibited by law, the Chief Compliance Officer may exempt any person, security, or transaction from any specific provision of the Code the Chief Compliance Officer will prepare a report documenting the nature of any exemption granted, the persons involved, and the reason for granting such exception. Any approval or exemption granted by the Chief Compliance Officer with the authorization of the Chief Investment Officer and/or Management Committee under the Code shall not be viewed as or deemed to be a Code violation.

2. Definitions

• “Access Person” means: (i) any officer, or partner of the Advisor or the Distributor; (ii) employees of the Advisor or the Distributor who, in connection with their regular functions or duties, make, participate in or obtain information regarding the purchase or sale of a Covered Security by the Advised Funds, or other advisory clients for which the Advisor provides investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iii) any officer, partner or employee of a company in a Control relationship with the Advisor who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Advised Funds or other advisory clients for which the Advisor provides investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) any natural persons in a Control relationship with the Advisor who obtain information concerning recommendations made to the Advised Funds or other advisory clients with regard to the purchase or sale of a Covered Security; and (v) any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or regarding the

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

portfolio holdings of any Advised Fund or who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

• “Advised Fund” means an investment company (open-end or closed-end fund registered under the 1940 Act) for which the Advisor serves as investment adviser or sub-adviser.

• “The Advisor’s Management Committee” is comprised of Arrow Investment Advisors, LLC’s Chief Executive Officer, Joseph Barrato and President, Jacob Griffith. Only the Advisor’s Management Committee has the authority to hire, fire and sanction access and supervised persons. While key day to day responsibilities with regards to the Code of Ethics may be delegated by its Management Committee to the Chief Compliance Officer and/or Chief Investment Officer all final decisions regarding sanctions or termination of access and/or supervised person for violations to the Code rests with its Management Committee.

• “Automatic Investment Plan” means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

• “Beneficial Ownership” of a security shall have the same meaning ascribed to such term under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”). Generally, a person has Beneficial Ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding or relationship or otherwise has or shares direct or indirect pecuniary (economic or monetary) interest in the security. A transaction by or for the account of a spouse or other immediate family member living in the same household with a Supervised Person is considered the same as a transaction by or for the Supervised Person.2

• “Chief Compliance Officer” The Advisor’s and Distributor’s Chief Compliance Officer is Patrick Bassett. The Trust’s Chief Compliance Officer is Sothara Chin

• “Chief Investment Officer” The Advisor’s Chief Investment Officer is William Flaig.

• “Control” has the same meaning as in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

• “Covered Security” has the meaning given to such term in Section 6.

• “Exempt Transactions” transactions which are 1) effected in an amount or in a manner over which the Access Persons has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration

2 Similarly, a transaction in a security by or for a Supervised Person’s “significant other” is considered the same as a transaction by or for the Supervised Person if the Supervised Person has or shares a pecuniary interest in the security.

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

• “Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.

• “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

• “Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 there under.

• A “Security Held or to be Acquired” means any Covered Security which, within the most recent 15 days, is or has been held by an Advised Fund or other advisory client of the Advisor, or is being or has been considered by an Advised Fund or other advisory client of the Advisor for purchase by the Advised Fund or other advisory client of the Advisor, and any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.

• “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Advisor or Distributor, or other person who: (i) provides investment advice on behalf of the Advisor; and (ii) is subject to the supervision and control of the Advisor with respect to activities that are subject to the SEC Rules.3

3. Compliance with Federal Securities Laws

Each Supervised Person shall comply with applicable Federal Securities Laws and Arrow/Distributors’ own Internal policies and procedures.

4. Prohibitions

No Access Person and/or Supervised Person, in connection with the purchase or sale by such person of a Security Held or to be Acquired by an Advised Fund or other advisory client account for which the Advisor acts as investment adviser, shall: (i) employ any device, scheme or artifice to defraud such Advised Fund or advisory account; (ii) make to such Advised Fund or advisory account any untrue statement of a material fact or omit to state to such Advised Fund or advisory account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon such Advised Fund or advisory account; (iv) engage in any manipulative practice with respect to such Advised Fund or advisory account; (vi) no Access Person and/or Supervised Person may accept directly or indirectly, any gift, favor, or service in a dollar amount greater than $100 on an annual basis from any person or company with whom he or she transacts business on behalf of an Advised Fund or advisory account under circumstances when to do so would conflict with the Advised

3 For example, independent contractors who do not provide investment advice to clients on behalf of The Advisor are not Supervised Persons.

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

Fund or advisory account’s best interest or would impair the ability of such person to be completely disinterested when required, in the course of business to make judgments and/or recommendations on behalf of the Advised Fund or advisory account. A form for this purpose is attached to the Code (Form G).

5. Whose Securities, Accounts, and Transactions Are Covered by the Code?

The Code covers: (i) all personal securities accounts and transactions of each Supervised Person; and (ii) all securities and accounts in which a Supervised Person has Beneficial Ownership. However, securities held in accounts over which a Supervised Person has no direct or indirect influence or Control are not subject to the Code.

6. What Types of Securities Are Covered Under the Code?

A “Covered Security” means all securities described in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act except: (i) securities that are direct obligations of the Government of the United States, such as Treasury bills, notes, bonds and derivatives thereof; (ii) bankers’ acceptances; (iii) bank certificates of deposit; (iv) commercial paper; (v) high-quality short-term debt instruments (including repurchase agreements); (vi) shares of money market funds; (vii) shares of registered, open-end mutual funds (other than Advised Funds); and (viii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than Advised Funds). Please note that shares of closed-end funds are included under the definition of Covered Security. Furthermore, all shares of exchange-traded funds (“ETFs”), whether organized as unit investment trusts or otherwise, are considered Covered Securities for purposes of this Code.

7. Reports of Securities Holdings, Transactions and Accounts

Every Access Person and/or Supervised Person shall disclose to the Chief Compliance Officer (or his designee) all personal Covered Securities holdings and all securities accounts (including accounts that hold only securities excluded from coverage under Section 6) no later than 10 days after becoming an Access Person and/or Supervised Person, which in some cases may be upon commencement of employment (the “Initial Holdings Report”), and thereafter on an annual basis as of December 31 (the “Annual Holdings Report”).4 Forms for this purpose are attached to the Code (Forms A and B).

Every Access Person and Supervised Person is required to submit a report to the Chief Compliance Officer (or his designee) no later than 30 days after the end of each calendar quarter describing each personal transaction in a Covered Security effected and securities account opened (including accounts that hold only securities excluded from coverage under Section 6) during the quarter (the “Quarterly Report”). The Quarterly Report must be signed and dated by the reporting person and include a complete response to each item of information sought on the Quarterly Report. A form for this purpose is attached to the Code (Form D). An Access Person does not have to report transactions effected pursuant to an Automatic Investment Plan.

If an Access Person and/or Supervised Person has no transactions or account openings to report in a calendar quarter, he or she must check the “no transactions to report” box on the Quarterly Report, sign and date the Quarterly Report and return it to the Chief Compliance Officer (or his designee) by the reporting deadline.

4 The information in the Initial and Annual Holdings Reports must be current as of a date no more than 45 days prior to the date the reports are submitted.

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

The Chief Compliance Officer (or his designee) shall be responsible for distributing Quarterly Report forms to each Access Person and/or Supervised Person at the end of each calendar quarter and for ensuring that all Access Persons and/or Supervised Person have filed the required reports on a timely basis. Late filings are not acceptable and can lead to disciplinary action, up to and including termination of employment.

Access Persons and/or Supervised Persons need not file a Quarterly Report if the Quarterly Report would duplicate information contained in broker/dealer trade confirmations timely received (i.e., no later than 30 days after the end of the quarter) by the Chief Compliance Officer.

Personal securities reports are required by the SEC Rules and violation of the SEC Rules will not be tolerated by the Advisor.

8. Pre-Approval for Purchases of Certain Securities

Supervised Persons may not directly or indirectly per transaction purchase or redeem in dollar amounts of $25,000 or greater any class of security listed as being covered under Section 6 without the prior written approval of the Chief Compliance Officer. Pre-Approval is also required should the cumulative dollar amount of multiple transactions of a single security listed as being covered under Section 6 exceed $25,000 within a 30 day period. In addition, Access Persons and Supervised Persons may not directly or indirectly obtain beneficial ownership of any securities (including those excluded from coverage under Section 6) in a Private Placement or Initial Public Offering without the prior written approval of the Chief Compliance Officer. A Pre-Approval Form is attached to the Code (FormF). This Pre-Approval Form may be faxed to the CCO’s attention at 301-260-0164 or sent via email PDF to Patrick@arrowfunds.com

If approval is granted for a purchase, the purchase must be executed within 24 hours after receiving approval. After this 24-hour period lapses, a separate written approval must be obtained from the Chief Compliance Officer prior to executing the purchase.

9. Distribution of the Code and Supervised Person Acknowledgements

The Chief Compliance Officer (or his designee) will provide each Supervised Person with a copy of the Code upon commencement of employment. Every Supervised Person shall certify in writing upon employment and annually thereafter to the Chief Compliance Officer (or his designee) that:

• They have received, read and understand the Code and the Advisor’s Policies and Procedures;

• They understand that they are subject to the Code and the Advisor’s Policies and Procedures;

• They have complied or will comply with the requirements of the Code and the Advisor’s Policies and Procedures; and

• If applicable (i.e., if they also are an Access Person), they have reported or will report all personal securities transactions and accounts required to be reported by the Code.

In addition, the Chief Compliance Officer (or his designee) will provide each Supervised Person with a copy of any amendments to the Code. Each Supervised Person shall certify in writing that they have received, read and understand the amendments to the Code. A form for this purpose is attached to the Code (Form C).

10. Protection and Proper Use of Company Assets

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

Supervised Persons should protect the Advisor’s company assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the profitability of Arrow Investment Advisors, LLC. All the Advisor company assets should be used for legitimate business purposes.

All materials developed by a Supervised Person of the Advisor within the course of employment, such as software, hardware devices, advertising materials, manuals, etc., are the exclusive property of the company. Such materials may not be used for any purpose other than the Advisor company business without obtaining prior written approval from the company’s Management Committee.

Computers, terminals and other equipment and supplies furnished by the Advisor are for company business. This equipment is not to be used for any purpose that is not sanctioned by management.

11. Corporate Opportunities

Supervised Persons shall not take for themselves any business opportunities that are discovered through the use of any company information, company property (including but not limited to, ideas, methodologies, managerial methodologies, accounting, operational, techniques, procedures, processes, models, strategies used by company, spreadsheets, databases, works of authorship whether patentable or unpatentable and whether copyrightable or uncopyrightable) or position for personal gain, or to compete with the Advisor.

12. Outside Business Activities

Supervised Persons are expected to devote their full working time to the duties of their positions at the Advisor. Outside business activities are prohibited without obtaining prior written approval from the Advisor’s Chief Compliance Officer. On an annual basis all supervised person are required to provide a list of all approved outside business activities. A form for this purpose is attached to the Code (See Form E).

13. Reporting Violations of the Code

Each Supervised Person shall report any known or suspected violations of the Code promptly to the Chief Compliance Officer. Any such reports provided by a Supervised Person will be kept confidential to the extent practicable and permitted by law. The Chief Compliance Officer shall make a written record of and investigate any such reported violations promptly and take any action deemed appropriate by the Management Committee. Any form of retaliation against any Supervised Person who reports a violation of the Code is prohibited and constitutes a further violation of the Code. The Chief Compliance Officer will report any and all violations of the Code to the Management Committee and the Chief Investment Officer upon occurrence. No later than 15 days after the end of the quarter, The Chief Compliance Officer is required to submit a report detailing all code violations for the previous quarter.

14. Review and Enforcement of Code of Ethics

The Chief Compliance Officer (or his designee) shall notify each person who becomes an Access Person of his or her reporting requirements under the Code within 10 days of such person becoming an Access Person.

The Chief Compliance Officer (or his designee) will, on a quarterly basis, review all reported personal securities transactions to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Chief Compliance Officer must give the person an opportunity to

ARROW INVESTMENT ADVISORS & ARCHER DISTRIBUTORS Code of Ethics

supply explanatory material. No person shall be required to participate in a determination of whether he or she has violated the Code or discuss the imposition of any sanction against him or herself.

If the Chief Compliance Officer finds that a Code violation may have occurred, an appropriate resolution of the situation will be taken, which may include sanctions from the Management Committee to the offending party up to and including termination of employment.

The Chief Compliance Officer will submit his own personal securities reports, as required, to the the Management Committee who shall fulfill the duties of the Chief Compliance Officer with respect to the Chief Compliance Officer’s reports.

In addition, the Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation.

15. Record Keeping

The Advisor will maintain all records required under applicable law as they relate to the Code, as more fully described in the Advisor’s separate record keeping policy.